Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 16, 2012 and the Prospectus dated July 20, 2012

Registration No. 333-182790

August 16, 2012

PRICING SUPPLEMENT

International Lease Finance Corporation

August 16, 2012

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated August 16, 2012 (the “Preliminary Prospectus Supplement”).  The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

Terms Applicable to the 5.875% Senior Notes due 2022

Issuer:	International Lease Finance Corporation (the “Company”)

Title of Securities:	5.875% Senior Notes due 2022

Aggregate Principal Amount:	$750,000,000

Gross Proceeds to Company:	$750,000,000

Net Proceeds to Company (after underwriting discounts but before expenses):	$742,500,000

Final Maturity Date:	August 15, 2022

Yield to Maturity:	5.875%

Coupon:	5.875%

Price to Investors:	100.000%

Record Dates:	February 1 and August 1 of each year

Interest Payment Dates:	February 15 and August 15 of each year

First Interest Payment Date:	February 15, 2013

CUSIP/ISIN Numbers:	CUSIP: 459745GN9
ISIN: US459745GN96

Use of Proceeds:	The Company will use the net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft.

Underwriters:

Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Macquarie Capital (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

Trade Date:	August 16, 2012

Settlement Date:	August 21, 2012 (T+ 3)

Distribution:	SEC Registered (Registration No. 333-182790)

Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.

The Company has filed a registration statement (including the Preliminary Prospectus Supplement and related Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and related Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain a copy of these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the Preliminary Prospectus Supplement and Base Prospectus if you request it.